SUBLEASE AGREEMENT


This Sublease Agreement ("Sublease"), dated for reference purposes the 15th day of January, 1996, is entered into by and between SJNB FINANCIAL CORP., a California corporation ("SJNB") and GREATER UNIFIED MANAGEMENT BUSINESSES, INC., a California corporation ("GUMBI"), doing business as "Logistics".

                                    RECITALS

A. Pursuant to a ground lease agreement with the fee owner of the property, Carl N. Swenson Co., Inc. obtained a leasehold estate in certain property commonly known as 95 South Market Street, San Jose, California.

B. Pursuant to that Lease executed between Carl N. Swenson Co., Inc., as lessor, and The First National Bank of San Jose, as lessee, dated October 1, 1976 (the "Master Lease") The First National Bank of San Jose leased approximately 17,737 square feet on the ground floor of the building (the "Building") located at 95 South Market Street, San Jose, California (the "Master Lease Premises"), all as more specifically described in the Master Lease.

C. Subsequent to the execution of the Master Lease, The First National Bank of San Jose became Bank of the West.

D. Pursuant to that Sublease among Bank of the West, as sublessor, Business Bancorp, a California corporation, as sublessee, Carl N. Swenson Co., Inc., and Northwestern Mutual Life Insurance Company, dated April 5, 1982 (the "BB Sublease"), Business Bancorp subleased from Bank of the West space on the ground floor of the building located at 95 South Market Street, San Jose, California (the "BB Sublease Premises") for a term ending September 30, 2004, unless terminated sooner pursuant to any provision of the BB Sublease or the Master Lease (including but not limited to, Master Lease Sections 21 - Condemnation and 22- Destruction of Premises).

E. Pursuant to that Sublease Agreement between Business Bancorp and California Business Bank, dated June 29, 1982 (the "California Business Bank Sublease") California Business Bank subleased from Business Bancorp the BB Sublease Premises.

F. Business Bancorp has merged into SJNB Financial Corp., a California corporation.

G. California Business Bank's has merged into San Jose National Bank, a national bank.

H. SJNB and San Jose National Bank have terminated the California Business Bank Sublease.

I. The interest of Carl N. Swenson Co., Inc., under the Master Lease was acquired through foreclosure by Zentac Investments, a Delaware corporation by Trustee's Deed recorded on November 19, 1991. Thereafter, the Zentac Investments' interest in the Master Lease was transferred to Miyoko Yuki and Thomas M. Yuki, Trustees under agreement dated April 26, 1985, Thomas
     M. Yuki, Emiko Yamate, Peni Chieko Morimoto and Horbert T. Yuki by deed recorded on December 31, 1991. Thereafter, Barbara Yuki, Minovi Yamate and Edward Morimoto quitclaim to their respective spouses, any interest they may have had in the Building. The owners of the leasehold estate are doing business as Stateside Properties and are hereinafter referred to as the "Master Landlord".

J. A portion of the BB Sublease Premises is vacant and SJNB desires to obtain a subtenant for such space.

K. GUMBI desires to sublease a portion of the BB Sublease Premises, as described below.

NOW, THEREFORE, SJNB and GUMBI agree as follows:

1. Premises. SJNB hereby subleases to GUMBI, and GUMBI hereby subleases from SJNB, the following described space located within the BB Sublease Premises, consisting of approximately 3,070 square feet of rentable space: that area located on the first floor of the Building, as delineated in red on Exhibit "A" attached hereto (the "GUMBI Sublease Premises"). The parties understand that the GUMBI Sublease Premises is a portion of the BB Sublease Premises. For purposes of this Sublease, the GUMBI Sublease Premises is agreed to be twenty-five and eight hundredths percent (25.08%) of the entire BB Sublease Premises ("GUMBI's Share"). GUMBI acknowledges that SJNB intends to seek the approval of the Master Landlord and the Bank of the West to reconstruct the lobby area of the BB Sublease Premises, which reconstruction will effect the lobby area to the GUMBI Sublease Premises. Any such reconstruction shall not diminish, increase, or otherwise modify the rights and obligations of SJNB or GUMBI hereunder.

2.       Rental.

     2.1 Monthly Rent. On the Commencement Date (as defined below) and first day of each calendar month thereafter during the Term (as defined below), GUMBI shall pay "Monthly Rent" in accordance with the schedule set forth in Exhibit "B" attached hereto. Monthly Rent shall be prorated for any periods during the Term which are less than one month, on the basis of a thirty (30) day month. Monthly Rent, and all other items of rent under this Sublease, shall be paid without deduction, offset, prior notice or demand, and in lawful money of the United States.

     2.2 Additional Rent. All other sums to be paid by GUMBI under this Sublease, the BB Sublease or the Master Lease shall be paid by GUMBI as "additional rent" under this Sublease.

     2.3 Late Charges. GUMBI hereby acknowledges that late payment by GUMBI to SJNB of Monthly Rent and any other sums due hereunder will cause SJNB to incur costs not contemplated by this Sublease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if GUMBI fails to deliver to SJNB any installment of rent or any other sum within ten (10) business days after the due date, then SJNB may notify GUMBI, in writing, of such delinquency and if GUMBI fails to deliver the delinquent sums to SJNB within three (3) business days following receipt of such notice, GUMBI shall pay to SJNB a late charge equal to four percent (4%) of the overdue amount. The parties hereby agree that the late charge represents a fair and reasonable estimate of the costs SJNB will incur by reason of late payment by GUMBI.

     2.4 Items Included. The Monthly Rent includes base year costs of maintenance, operation and management of the Building and base year real estate taxes. Monthly Rent does not include janitorial costs or taxes on tenant improvements, equipment, furnishings and trade fixtures, which costs and taxes are to be paid by GUMBI. For the purposes of the foregoing, "base year" shall mean the calendar year 1996. GUMBI is responsible for contracting for its own janitorial service. In addition, that portion of any charges for excess utility consumption assessed to the BB Sublease Premises by the Master Landlord which is allocable to the GUMBI Sublease Premises shall be paid by GUMBI, which portion shall be paid as additional rent within ten (10) days following SJNB's written request.

3. Term of Sublease. This Sublease shall commence on the earlier of (the"Commencement Date") (a) March 1, 1996, or (b) the date the Tenant Improvements (as defined below) are substantially completed, and shall expire, if not earlier terminated, on September 30, 2004 (the "Term").

4. Terms and Conditions of Sublease. This Sublease is subject to all of the terms and conditions of the Master Lease attached hereto as Exhibit "C" and to the BB Sublease attached hereto as Exhibit "D" and, in this regard, GUMBI hereby assumes and agrees to perform all of the obligations of Bank of the West under the Master Lease, (insofar as such obligations relate to the GUMBI Sublease Premises) and of SJNB under the BB Sublease (insofar as such obligations relate to the GUMBI Sublease Premises).

     GUMBI covenants and agrees that it shall not commit or permit to be committed on the GUMBI Sublease Premises any act or omission which will violate any terms or conditions of the Master Lease or cause the termination of the Master Lease or a default under the Master Lease. GUMBI covenants and agrees that it shall not commit or permit to be committed on the GUMBI Sublease Premises any act or omission which will violate any terms or conditions of the BB Sublease or be a default under the BB Sublease. In the event of the termination of the Master Lease or the BB Sublease for any reason (including without limitation termination as a result of a condemnation or following a damage or destruction), other than a default by SJNB (which default does not result from a default by GUMBI), this Sublease shall terminate coincidentally therewith without any liability of SJNB to GUMBI's. All of the terms and conditions of the Master Lease are incorporated herein by reference except the provisions of Sections 4, 5, 6, 9, 19(c), 19(d), 25, 29, 30, 31 and 32. All of the terms and conditions of the BB Sublease are incorporated herein by reference except Sections 1, 2, 3, 4, 5, 6, 7, 8 and 10.

5. First Month's Rent. Upon execution of this Sublease, GUMBI shall deliver to SJNB the sum of Two Thousand Dollars ($2,000.00), as payment of the first installment of Monthly Rent.

6. Security Deposit. Upon execution of this Sublease, GUMBI shall deposit with SJNB Five Six Thousand Six Hundred Dollars ($5,600.00) as a security deposit for the performance by GUMBI of the provisions of this Lease. If GUMBI is in default, SJNB can use the security deposit, or any portion of it, to cure the default or to compensate SJNB for all damages sustained by SJNB resulting from GUMBI's default. GUMBI shall pay immediately on demand to SJNB a sum equal to the portion of the security deposit expended or applied by SJNB as provided in this Section 6 so as to maintain the security deposit in the sum initially deposited with SJNB. As soon as practicable after the expiration or termination of this Sublease, SJNB shall return the security deposit to GUMBI, less such amounts as are reasonably necessary to remedy GUMBI's defaults in payment of Rent, to repair damages to the GUMBI Sublease Premises caused by GUMBI or to clean the GUMBI Sublease Premises upon such termination, reasonable and normal wear and tear excepted. In the event of the sale of the Building, the security deposit will be transferred to the purchaser and SJNB will be relieved of any liability with reference to such security deposit upon such transfer. SJNB shall not be required to keep the security deposit separate from its other funds, and GUMBI shall not be entitled to interest on such deposit.

7. Operating Expenses. Under the Master Lease, Section 13, Bank of the West is required to pay seven and seven tenths percent (7.7 %) "of the total cost of any increase in the cost of maintenance, operation and management of the building, including common area maintenance costs..." Commencing on January 1, 1997, GUMBI shall, as additional rent, pay to SJNB GUMBI's Share of the increase in operating costs (as determined under the Master Lease) which is allocable to the GUMBI Sublease Premises (i.e. 25.08 % of the 7.7 % of the increase in Building expenses) over the base year period of January 1, 1996 through December 31, 1996 Payments shall be made within ten (10) days of receipt of an invoice from SJNB.

8. Insurance. Under the Master Lease, Section 18, Bank of the West is required to maintain certain insurance coverage. GUMBI shall maintain insurance in full compliance with Section 18, except that the required limits shall be Two Million Dollars ($2,000,000) per occurrence, combined single limit and, in addition to those parties named in Section 18, SJNB shall be named as an additional insured under the personal injury policy.

9. Taxes. To the extent applicable to the GUMBI Sublease Premises, GUMBI shall pay all taxes required under Section 19 of the Master Lease, provided that, as to real estate taxes levied or assessed against the BB Sublease Premises, GUMBI shall, commencing on January 1, 1997, pay GUMBI's Share of increases in such taxes (i.e. 25.08 % of the 7.7 % of the increase in Building taxes) over those assessed for the period July 1995-June 1996.

10. Use. GUMBI shall use the GUMBI Sublease Premises for general office purposes. The GUMBI Sublease Premises shall not be used for any other purposes without the prior consent of Master Landlord, Bank of the West and SJNB. GUMBI shall not use the GUMBI Sublease Premises for, or carry on, or permit to be carried on any offensive, noisy or dangerous trade, business, manufacture, or occupation. GUMBI shall not do or suffer anything to be done upon the GUMBI Sublease Premises which will cause structural injury to the GUMBI Sublease Premises or the Building. The GUMBI Sublease Premises shall not be overloaded and no machinery, apparatus or other appliance shall be used or operated in or upon the GUMBI Sublease Premises which will in any manner injure, vibrate or shake the GUMBI Sublease Premises or the Building. No use shall be made of the GUMBI Sublease Premises which will in any way impair the efficient operation of the sprinkler system within the Building. No musical instrument of any sort, or any noise making device will be operated or allowed upon the GUMBI Sublease Premises. In addition to the foregoing, GUMBI shall fully comply with Section 10 of the Master Lease.

11. Parking. GUMBI shall have the right to use four (4) designated parking spaces in the parking area adjacent to the GUMBI Sublease Space (as shown on Exhibit F hereto), and shared use of the handicapped parking space, without the payment of any parking fee.

12. Signage. GUMBI desires to have signage on the exterior of the Building. SJNB has the right to certain signage on the exterior of the Building (which right is limited to the area shown on Exhibit "G") and is willing to provide a portion of those rights to GUMBI. SJNB and GUMBI will work together to identify exterior sign size and location for GUMBI. Once SJNB and GUMBI have agreed on exterior signage and location, GUMBI must then obtain the prior written consent of Master Landlord, Bank of the West and the City of San Jose to place such signage on the exterior of the Building.

13. Brokers. The parties acknowledge that the real estate broker for this transaction is Grubb & Ellis Company, and that SJNB will pay the real estate commission for this transaction as agreed between SJNB and Grubb & Ellis under a separate agreement. SJNB and GUMBI acknowledge that Grubb & Ellis Company is the dual agent for both SJNB and GUMBI. GUMBI hereby represents and warrants to SJNB that it has retained no brokers or other agents in connection with this Sublease and, in this regard, GUMBI hereby agrees to indemnify SJNB, and its successors and assigns from and against any and all claims for commissions, finders fees, and similar payments asserted by any person or entity claiming to have represented GUMBI.

14. Notices. All notices or demands of any kind required or desired to be given by SJNB or by GUMBI hereunder shall be in writing and shall be deposited in the United States mail, certified or registered, postage prepaid, addressed to the parties at the addresses set forth after their signatures at the end of this Sublease. Any notice sent by United States mail shall be deemed delivered when actually delivered, or if delivery is not successful, when the Postal Service first attempts delivery, as reflected in the records of the Postal Service. Alternatively, notices may be sent by recognized delivery service (such as Federal Express or UPS) in which case such notices shall be deemed delivered when delivery is first attempted, as reflected in the records of the delivery service.
15. No Representations. GUMBI hereby acknowledges that SJNB has acquired the interest of the prior occupant of the BB Sublease Premises, that SJNB is not currently occupying the BB Sublease Premises, and that SJNB has not made any representations or warranties whatsoever regarding the GUMBI Sublease Premises or the Building. Without limiting the foregoing, SJNB has made no representations regarding (a) the condition of the GUMBI Sublease Premises or the electrical, plumbing, heating or other systems located therein; (b) the zoning for the GUMBI Sublease Premises; (c) compliance with any laws or ordinances, including without limitation the Americans With Disabilities Act; (d) the presence or absence of asbestos or other Hazardous Materials; (e) the likelihood of obtaining the consent of the Master Landlord or Bank of the West to this Sublease. Subject to the installation of the Tenant Improvements, GUMBI shall accept the GUMBI Sublease Premises in its "as is" condition on the Commencement Date.

16. Condition to SJNB's Obligations. Pursuant to the terms of the Master Lease and of the BB Sublease, the consent of Master Landlord and of Bank of the West, respectively, must be obtained to any sublease of the BB Sublease Premises. Therefore, the obligations of SJNB under this Sublease shall be conditioned upon its obtaining the consent of Master Landlord and of Bank of the West, on or before February 1, 1996 to the terms and conditions of this Sublease. Further, prior to any construction, Master Landlord and Bank of the West must agree that the Tenant Improvements and any improvements constructed by GUMBI may remain in place upon the expiration of their respective leases. If such consents are not obtained on or before such date, this Sublease shall be null and void and of no force or effect. SJNB shall provide copies of such consents to GUMBI following SJNB's receipt thereof.

17. Tenant Improvements. SJNB shall, at its expense, prepare plans and specifications (the "Plans") incorporating the items of "Tenant Improvements" set forth in Exhibit "E" attached hereto, which Plans shall be submitted to GUMBI for review. GUMBI shall review and approve the Plans within three (3) days following submission thereof. Following GUMBI's approval of the Plans, SJNB shall obtain the issuance of all permits required to construct the same and, upon such issuance, SJNB shall construct and install within the GUMBI Sublease Premises the Tenant Improvements in accordance with the Plans. On or before the sixtieth (60th) month of the Term, SJNB shall provide an allowance to GUMBI for recarpeting of the GUMBI Sublease Premises with building standard carpeting and paint touchup, which allowance shall in no event exceed Eight Thousand Seven Hundred Fifty-Seven Dollars ($8,757.00) and shall only be available to GUMBI to the extent GUMBI actually recarpets and paints the subject premises.

IN WITNESS HEREOF, the parties hereto have executed this Sublease as of the dated set forth above:



SJNB:                                      GUMBI:
SJNB FINANCIAL CORP., a California         Greater Unified Management Businesses
corporation                                 Inc., a California corporation



By:      s/ Eugene E. Blakeslee            By:      s/ Evelyn Christopher
         Eugene E. Blakeslee                         Evelyn Christopher
         Chief Financial Officer                     President



Address For Notices:                                 Address for Notices:
One North Market Street San Jose, CA                 The GUMBI Sublease Premises
95113 (408) 947-7562